Exhibit 10.2

[Cornerstone Letterhead]

November 6, 2012

Dear Alastair:

This letter confirms the basis on which the Compensation Committee of the Board of Directors of Cornerstone Therapeutics, Inc. (the “Company”) has approved the award of restricted shares of common stock of the Company (“Restricted Stock”) to you pursuant to the Company’s restricted stock plan and your Executive Employment Agreement entered into as of November 6, 2012.

You will earn Restricted Stock upon the closing of transactions involving the acquisition or divestiture by the Company of product assets, regardless of the structure of those transactions. 800 shares will be awarded at the closing of any such transaction for each million dollars of transaction value, up to $100 million transaction value, and 200 shares will be awarded per million dollars of additional transaction value, with a maximum award in respect of any transaction not to exceed Restricted Stock having a market value at the time of award of $1 million.

The Restricted Stock will vest (its restrictions will lapse) in equal parts on the first two anniversaries of its award date.

By agreeing to this basis for your equity compensation you acknowledge that the decision to proceed or not to proceed with any transaction will be taken at the absolute discretion of the Company’s Board of Directors, and this arrangement does not give you any rights against the Company or its Board of Directors to claim any compensation in respect of transactions that for any reason do not proceed to closing.

Please acknowledge our receipt and agreement to this letter by signing below.

Yours sincerely,

/s/ Craig Collard

Craig Collard, CEO

Accepted and Acknowledged:

/s/ Alastair McEwan

Alastair McEwan